Exhibit 99.1
PCTEL Acquires Wi-Sys
Canadian-Based Specialist in GPS Antenna Technology
Chicago, IL – January 5, 2009 – PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and optimization solutions for the wireless industry, announced today that it has acquired Wi-Sys Communications Inc., an Ottawa, Canada based company that specializes in GPS antenna and receiver technology. In 2008 Wi-Sys’ proprietary products and technology generated approximately $2.2 million in revenue. PCTEL will pay $2.1 million for Wi-Sys and will fully integrate the Wi-Sys operations into its Antenna Products Group (APG).
“This acquisition is consistent with our focus on high-value antennas for the Enterprise,” said Marty Singer, PCTEL’s Chairman and CEO. “GPS has been a strong product line for us over the past several years and we have been exploring ways to bring more focus to our efforts in this area. Many of the exciting, new precision GPS antenna applications, such as agriculture, military, and network timing, are in the early phases of deployment and growth. We believe that PCTEL is well positioned to participate in the industry’s development,” added Singer.
Wi-Sys is known for high quality, low noise and low current products that serve the diversified professional GPS market. The company’s core products include a family of magnetic and fixed mount GPS antennas, OEM antennas and integrated GPS receiver-antennas to address GPS requirements at all levels of integration in military, public safety, marine and commercial applications. These products are used in covert antenna applications, commercial vehicle tracking systems and in precision agriculture systems, where they are used for precision spraying and steering systems to minimize chemical costs and enhance agricultural yield.
Wi-Sys’ product line includes antennas for GPS L1/L2 and for Iridium® and GlobalStar® satellite communications systems. With this acquisition, PCTEL will extend its product offering and technology base of GPS antenna-receivers. The Wi-Sys product line will also be sold through PCTEL’s existing distribution channels.

About Wi-Sys
Wi-Sys Communications provides cost saving technologies to improve wireless systems manageability. Wi-Sys manufactures an array of products for GPS, terrestrial and satellite communication systems, including programmable GPS Receivers and high performance antennas for the Telematics, mobile radio, and precision GPS markets. In addition, Wi-Sys offers custom Timing, Telematics and wireless communications solutions, as well as wireless infrastructure products for the mobile business industry.
About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and optimization solutions for the wireless industry. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s MAXRAD® and Bluewave™ antenna solutions address public safety, military, and government applications; SCADA, Health Care, and Agricultural applications; Indoor Wireless, Wireless Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, yagi antennas, and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site www.pctel.com, www.antenna.com, www.antenna.pctel.com, or www.rfsolutions.pctel.com.
PCTEL Safe Harbor Statement
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s expectations relating to deployment and growth in the military, public safety, precision agriculture, satellite communications systems and network timing applications of the acquired GPS antennas, the benefits resulting from the leverage of PCTEL’s capabilities and extension of its product offering and technology base of GPS antenna-receivers, and low level of integration risk, are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the ability to successfully grow the wireless products business and the ability to implement new technologies and obtain protection for the related intellectual property. These and other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

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For further information contact:

John Schoen	Jack Seller	Mary McGowan
CFO	Public Relations	Investor Relations
PCTEL, Inc.	PCTEL, Inc.	Summit IR Group
(630) 372-6800	(630)339-2116	(408) 404-5401

	jack.seller@pctel.com	mary@summitirgroup.com